Exhibit 99.1

HCC EXPANDS BANK CREDIT LINE TO $575 MILLION

HOUSTON (October 24, 2007) . . .HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it has reached an agreement with a group of banks to increase its revolving loan facility by $275 million, bringing the total credit facility to $575 million.

With Wells Fargo Bank and Citibank as co-lead arrangers, the bank group also includes Wachovia Bank, Bank of America, Amegy Bank, Bank of New York, Key Bank, Royal Bank of Scotland and Deutsche Bank.

“We are pleased to announce that we were able to exercise the ‘accordion feature’ of our loan facility to increase the Company’s credit facility by an additional $275 million under the same terms and conditions as the existing line of credit,” HCC Chief Executive Officer Frank J. Bramanti said.  “This additional borrowing capacity together with our existing available cash provides the Company with ample liquidity for future corporate undertakings.”

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom.  HCC has assets of more than $7.9 billion, shareholders’ equity of $2.2 billion and is rated AA (Very Strong) by Standard & Poor’s, AA (Very Strong) by Fitch Ratings and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact:                    Barney White, HCC Vice President of Investor Relations
                                 Telephone:  (713) 744-3719

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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